Exhibit EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of each of our reports each dated February 17, 2016 relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Reports to Shareholders of each of the portfolios constituting the Nationwide Variable Insurance Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Philadelphia, PA

April 21, 2016